SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                               COGNEX CORPORATION

               (Exact name of issuer as specified in its charter)

                       Massachusetts                   04-2713778
                      -------------                  ------------------------

          (State of Incorporation) (IRS Employer Identification Number)

          One Vision Drive, Natick, Massachusetts 01760 (508) 650-3000

          (Address and telephone number of Principal Executive Offices)

                               COGNEX CORPORATION

                    2001 Interim General Stock Incentive Plan

                            (Full title of the Plan)

                      Anthony J. Medaglia, Jr., Esq., P.C.
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                                Boston, MA 02110
                                 (617) 951-6600
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


       Title of                 Amount                Proposed               Proposed               Amount of
      Securities                 to be                 Maximum                Maximum             Registration
   to be Registered          Registered(1)            Offering               Aggregate               Fee(2)
                                                        Price                Offering
                                                      Per Share                Price
Common Stock,                   400,000                $26.205             $10,482,000            $2,620.50
par value
$.002 per share
------------------------ ---------------------- ---------------------- ---------------------- ----------------------


(1) Also registered hereunder are such additional number of shares of common stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.

(2) The registration fee has been calculated on the basis of the average of the high and low sale prices on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on August 14, 2001.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

      The Company hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

      (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains either directly or by incorporation by reference, audited financial statements for the Company's latest fiscal year for which such statements have been filed.

      (b) All of the reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the Prospectus referred to in (a) above.

      (c) The description of the Company's Common Stock which is contained in the Registration Statement filed by the Company under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities

      Not applicable.

Item 5.  Interests of Named Experts and Counsel

     The validity of the authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Anthony J. Medaglia, Jr., who is a stockholder of Hutchins, Wheeler & Dittmar, A Professional Corporation, is Clerk of the Company. Mr. Medaglia owns 27,397 shares of the Company's Common Stock. In addition, Mr. Medaglia holds non-qualified options to purchase an aggregate of 52,000 shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers

      Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides as follows:

      "Section 67. Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

      No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

      The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

      Article VII of the By-laws of the Company provides as follows:

                                   ARTICLE VII

                     Indemnification of Directors and Others

      Section 7.1   Definitions

      For purposes of this Article VII:

      (a) "Director/officer" means any person who is serving or has served as a Director, officer, employee or other agent of the Corporation appointed or elected by the Board of Directors or the stockholders of the Corporation, or who is serving or has served at the request of the Corporation as a Director, officer, trustee, principal, partner, employee or other agent of any other organization.

      (b) "Proceeding" means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency.

      (c) "Expense" means any fine or penalty, and any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in connection with a Proceeding.

      Section 7.2   Right to Indemnification

      Except as limited by law or as provided in Sections 7.3 and 7.4 of this
Article VII, each Director/officer (and his heirs and personal representatives) shall be indemnified by the Corporation against any Expense incurred by him in connection with each Proceeding in which he is involved as a result of his serving or having served as a Director/officer.

      Section 7.3   Indemnification not Available

      No indemnification shall be provided to a Director/officer with respect to a Proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation.

      Section 7.4   Compromise or Settlement

      In the event that a Proceeding is compromised or settled so as to impose any liability or obligation on a Director/officer or upon the Corporation, no indemnification shall be provided as to said Director/officer with respect to such Proceeding if such Director/officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation.

      Section 7.5   Advances

      The Corporation shall pay sums on account of indemnification in advance of a final disposition of a Proceeding, upon receipt of an undertaking by the Director/officer to repay such sums if it is subsequently established that he is not entitled to indemnification pursuant to Sections 7.3 and 7.4 hereof, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

      Section 7.6   Not Exclusive

      Nothing in this Article VII shall limit any lawful rights to indemnification existing independently of this Article VII.

      Section 7.7   Insurance

      The provisions of this Article VII shall not limit the power of the Board of Directors to authorize the purchase and maintenance of insurance on behalf of any Director/officer against any Expense, whether or not the Corporation would have the power to indemnify him against such Expense under this Article VII.

      Item 7.  Exemption from Registration Claimed

      Not Applicable.

      Item 8.  Exhibits

      Number      Description

         4.1             Cognex Corporation 2001 Interim General Stock Incentive Plan.
         5.1             Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, as to legality of shares being registered
                         and consent of Hutchins, Wheeler & Dittmar, A Professional Corporation.
         23.1            Consent of Independent Accountants - included in Registration Statement under heading "Consent of
                         Independent Accountants."
         23.2            Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1).
         24.1            Powers of Attorney (included on Page II-6).

    Item 9.  Undertakings

    The undersigned Registrant hereby undertakes the following:

    (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)            To reflect in the prospectus any
                              facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii)            To include any material information
                              with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes, that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Natick, Massachusetts on August 21, 2001.

                                        COGNEX CORPORATION


                                        By:   /s/Robert J. Shillman
                                              Robert J. Shillman
                                              President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                        Title                               Date
/s/Robert J. Shillman                  President, Chief                              August 21, 2001
Robert J. Shillman                     Executive Officer
                                       and Chairman of the
                                       Board of Directors (principal
                                       executive officer)

/s/Richard Morin                       Vice President of Finance,                    August 21, 2001
Richard Morin                          Chief Financial Officer,
                                       and Treasurer (principal
                                       financial and accounting
                                       officer)



/s/Patrick A. Alias                    Director                                     August 21, 2001
Patrick A. Alias


/s/Jerald Fishman                      Director                                     August 21, 2001
Jerald Fishman


/s/William Krivsky                     Director                                     August 21, 2001
William Krivsky


/s/Anthony Sun                         Director                                     August 21, 2001
Anthony Sun


/s/Reuben Wasserman                    Director                                     August 21, 2001
Reuben Wasserman


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                    EXHIBITS

                                       to

                                    FORM S-8






                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933






                               COGNEX CORPORATION
             (Exact name of registrant as specified in its charter)

                                                           Exhibit 4.1

                               COGNEX CORPORATION
                    2001 INTERIM GENERAL STOCK INCENTIVE PLAN

1.       Purpose of the Plan.
----------------------------

         The purpose of this stock option plan (the "Interim Plan") is to provide a means by which eligible employees of Cognex Corporation (the "Company") and any present or future subsidiaries of the Company may purchase common stock of the Company through the exercise of nonqualified stock options. It is intended that, except as otherwise provided herein, the Interim Plan shall be maintained and administered in accordance with the provisions of the Cognex Corporation 1998 Stock Incentive Plan ("1998 Plan"). Except as otherwise provided herein, all terms, conditions, and limitations of the 1998 Plan are incorporated by reference in their entirety in this document as if they had been fully stated herein.

2.       Stock Subject to the Plan.
----------------------------------

         The maximum number of shares of common stock par value $.002 per share of the Company ("Common Stock") available for nonqualified stock options granted under this Interim Plan shall be 400,000 shares of Common Stock, subject to adjustment in accordance with Section 12 of the 1998 Plan. Shares issued under the Interim Plan may be authorized but unissued shares of Common Stock, or shares of Common Stock held in treasury by the Company. The number of shares of Common Stock available for grant under this Interim Plan shall not affect the number of shares available for grant under the 1998 Plan.

3.       Eligible Employees.
---------------------------

         Options may be granted under this Interim Plan to any employee of the Company or any of its subsidiaries other than an employee who is either (i) designated by the Company as a Section 16 reporting person for purposes of Securities Exchange Act of 1934, as amended, (ii) determined by the Company as likely to be subject to the tax deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, or (iii) determined by the Company to constitute an "officer" or a "director" for purposes of Rule 4350(i)(1)(A) of the Rules of the National Association of Securities Dealers, Inc.

4.       Administration of the Plan.
-----------------------------------

         Subject to the provisions of this Interim Plan, the President of the Company shall have the same discretionary authority and control to administer this Interim Plan as the Committee has with respect to the 1998 Plan, including without limitation the authority (subject to the eligibility requirements of Section 3 of this Interim Plan) to designate which employees of the Company or any of its subsidiaries shall be eligible to receive grants of nonqualified stock options. The grant of stock options under this Interim Plan by the President shall be on such terms and conditions as deemed appropriate by the President, provided that the terms and conditions of the options otherwise comply with all provisions of this Interim Plan and do not exceed 20,000 shares per individual per twelve (12) month calendar period.

5.       Effective Date.
-----------------------

         This Interim Plan shall take effect as of the date of adoption by the Board of Directors of the Company and shall not be subject to approval of the shareholders of the Company.

6.       Termination and Amendment.
----------------------------------

         Unless sooner terminated as herein provided, this Interim Plan shall terminate two (2) years from the date upon which the plan was duly adopted by the Board of Directors of the Company. The Board of Directors may at anytime terminate this Interim Plan or make such modification or amendment thereof as it deems advisable.



Approved by the Board of Directors:  July 17, 2001

Stockholder approval not necessary.

                                                        Exhibit 5.1


                                           August 21, 2001



Cognex Corporation
One Vision Drive
Natick, MA 01760


Dear Ladies and Gentlemen:

         We are counsel to Cognex Corporation, a Massachusetts Corporation (the "Company"), and as such counsel we are familiar with the corporate proceedings taken in connection with the adoption of the Company's 2001 Interim General Stock Incentive Plan (the "Plan"). We are also familiar with the Registration Statement on Form S-8 to which a copy of this opinion will be attached as an exhibit.

         As such counsel, we have examined the corporate records of the Company including its Restated Articles of Organization, as amended, By-laws, Minutes of Meetings of its Board of Directors and Stockholders and such other documents as we have deemed necessary as a basis for the opinions herein expressed.

         Based upon the foregoing, and having regarding for such legal considerations as we deed relevant, we are of the opinion that:

     1. The Company is validly existing as a corporation and in good corporate standing under the laws of the Commonwealth of Massachusetts.

     2. The Company has duly authoirized the issuance of 140,000,000 shares of common stock, $.002 par value per share ("Common Stock").

     3. The shares of Common Stock issuable pursuant to the Plan have been duly authorized, and when issued in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable shares of capital stock of the Company to which no personal liability will attach.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to reference to us under the caption "Interest of Named Experts and Counsel" in the Registration Statement.


                                        Very truly yours,

                                        /s/Hutchins, Wheeler & Dittmar

                                        Hutchins, Wheeler & Dittmar
                                        A Professional Corporation

                                                         Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders of Cognex Corporation, which is incorporated by reference in Cognex Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 22, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Boston, Massachusetts
August 17, 2001